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                                                                   Exhibit 23(b)


To the Shareholders and Board of Directors of Ferro Corporation:


We consent to the incorporation by reference in this registration statement on Form S-3 of Ferro Corporation of our report dated November 21, 2001 with respect to the combined balance sheets of the electronic materials, performance pigments and colors, glass systems and Cerdec Ceramics businesses of dmc(2) Degussa Metals Catalysts Cerdec Aktiengesellschaft and subsidiaries as of December 31, 2000 and 1999, and September 30, 1999, and the related combined statements of operations, shareholder's equity, and cash flows for the year ended December 31, 2000, three months ended December 31, 1999, and the year ended September 30, 1999 which report appears in the Form 8-K/A of Ferro Corporation dated November 23, 2001 and the Form 8-K/A-2 of Ferro Corporation dated December 10, 2001, and to the reference to our firm under the caption "Experts" in the prospectus.






KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft


Frankfurt, Germany
March 13, 2002